Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS OCTOBER SALES

     Pleasanton, California, November 8, 2007 -- Ross Stores, Inc. (Nasdaq: ROST) today reported sales of $470 million for the four weeks ended November 3, 2007, a 6% increase over the $444 million in sales for the four weeks ended November 4, 2006. Same store sales for the four weeks ended November 3, 2007 declined 1% from the four weeks ended November 4, 2006.

     For the thirteen weeks ended November 3, 2007, sales were $1.468 billion, an 8% increase over the $1.364 billion in sales reported for the thirteen weeks ended November 4, 2006. Same store sales for the thirteen weeks ended November 3, 2007 grew 1% over the comparable prior year period ended November 4, 2006.

     For the nine months ended November 3, 2007, sales were $4.324 billion, an 8% increase over the $3.991 billion in sales for the nine months ended November 4, 2006. Comparable store sales for the nine months ended November 3, 2007 rose 1% over the nine months ended November 4, 2006.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “We believe that our business in October was impacted by the ongoing challenging macroeconomic environment combined with unseasonably warm weather in a number of our markets. The strongest region during the month was the Northwest, while Dresses and Home remained the top performing businesses.”

     Looking ahead, Mr. Balmuth said, “Based on recent sales and margin trends, we now estimate that earnings per share for the 13 weeks ended November 3, 2007 will be in the range of $.35 to $.36. This compares to earnings per share for the third quarter of 2006 of $.31. As we enter the important holiday season, we remain cautious in our outlook and defensively postured with lower inventories and tight expense controls. We will provide sales and earnings guidance for the fourth quarter with our third quarter earnings release and conference call on Tuesday, November 20th.”

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 402-220-5900, PIN #2363, from 8:30 a.m. Eastern time on November 8, 2007 through 8:00 p.m. Eastern time on November 9, 2007. A transcript of these comments is available on the Company’s website at www.rossstores.com. The Company expects to report fiscal 2007 third quarter earnings results on Tuesday, November 20th and November 2007 sales results on Thursday, December 6th.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our website contain forward-looking statements regarding expected sales and earnings levels that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the third quarter ended November 3, 2007 are preliminary and subject to adjustments. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, our ability to convert certain Albertsons LLC real estate sites to the Ross and dd’s DISCOUNTS formats in a timely and cost effective manner and on acceptable terms, and the ability to achieve targeted levels of sales, profits and cash flows from these acquired store locations; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in mortgage credit markets and higher gas prices; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to identify and successfully enter new geographic markets; and our ability to attract and retain personnel with the retail talent necessary to execute our strategies. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2006 and Form 10-Q’s and 8-K’s for fiscal 2007. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2006 revenues of $5.6 billion. As of November 3, 2007, the Company operated 841 Ross Dress for Less® (“Ross”) stores and 52 dd’s DISCOUNTS® locations, compared to 772 Ross and 26 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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